Exhibit 99.(a)(15)

TOUCHSTONE STRATEGIC TRUST

AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned hereby certifies that she is a duly elected officer of Touchstone Strategic Trust (the “Trust”) and pursuant to Section 4.1 of the Trust’s Restated Agreement and Declaration of Trust (the “Declaration”), dated May 19, 1993, as amended, the Trustees at a meeting on February 13, 2014 at which a quorum was present, unanimously adopted the following resolutions:

“RESOLVED, that one new series of shares of Touchstone Strategic Trust (the ‘Trust’) be, and hereby is, established and that such new series be, and hereby is, designated the Touchstone Large Cap Fund (the ‘Fund’); and

FURTHER RESOLVED, that the shares of the Fund be, and they hereby are, established, with an indefinite and unlimited number of shares, designated as Class A shares, Class C shares, Class Y shares, and Institutional Class shares; and

FURTHER RESOLVED, that the relative rights and preferences of the Fund shall be those rights and preferences set forth in Article IV of the Trust’s Amended and Restated Agreement and Declaration of Trust; and

FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class A shares, Class C shares, Class Y shares, and Institutional Class shares of the Fund from time to time at a price per share of not less than the net asset value thereof; and

FURTHER RESOLVED, that the officers of the Fund are authorized and directed to issue one Class A share, one Class C share, one Class Y share, and one Institutional Class share of beneficial interest, with no par value per share, of the Fund to Touchstone Advisors, Inc. (the ‘Advisor’) at a purchase price to be determined; and

FURTHER RESOLVED, that when any of the Class A shares, Class C shares, Class Y shares, and Institutional Class shares of the Fund shall have been so issued and sold, they shall be deemed to be validly issued, fully paid, and non-assessable by the Trust; and

FURTHER RESOLVED, that the Officers of the Trust are authorized to take any actions and to execute any documents and instruments, which any one of them in his or her sole discretion deem necessary, appropriate, or desirable to implement the foregoing resolutions.”

The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Declaration, that said Amendment is to be effective as of

February 13, 2014, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Declaration.

WITNESS my hand this 21st day of May 2014.

/s/ Jill T. McGruder
Jill T. McGruder, President